UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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DineEquity, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DineEquity, Inc.

April 14, 2009

Dear Fellow Shareholders:

Please join us at our Annual Meeting of Shareholders on May 12, 2009, where we will ask you to vote on the election of three Class III directors, and the ratification of the selection of our independent registered public accounting firm, Ernst & Young LLP. The meeting will take place at our offices located at 450 N. Brand Boulevard, Glendale, California 91203.

In addition to the formal items of business at our Annual Meeting, we will review the major Company developments over the past year and share with you some of our plans for the future. You will have an opportunity to ask questions and express your views to the board of directors and senior management of DineEquity, Inc. In addition, representatives of Ernst & Young LLP are expected to be present.

Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. You can vote your shares using the Internet or a toll-free telephone number, or by completing and returning the enclosed proxy card by mail. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement. Please vote as soon as possible. The enclosed Proxy Statement is being first sent or given to shareholders on or about April 14, 2009.

We look forward to seeing you on May 12th.

Sincerely yours,

Julia A. Stewart
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2009

To the Shareholders of DineEquity, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting," or the "Annual Meeting") of DineEquity, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices located at 450 N. Brand Boulevard, Glendale, California 91203, on Tuesday, May 12, 2009, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

(1)   To elect three Class III directors;

(2)   To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2009; and

(3)   To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 1, 2009, the record date for the Meeting, are entitled to notice of, and to vote at, the Meeting and any adjournment thereof. A list of such shareholders will be available for examination at the principal executive offices of the Company located at 450 N. Brand Boulevard, Glendale, California 91203, at least ten days prior to the Meeting.

To assure that your interests will be represented, whether or not you plan to attend the Meeting, please complete, sign and date the accompanying proxy card and promptly return it in the pre-addressed envelope provided, which requires no postage if mailed in the United States, or you may vote your shares using the Internet or a toll-free telephone number. Instructions for voting using the Internet or by toll-free telephone number are included on the proxy card.

All shareholders are cordially invited to attend the Meeting in person. If you attend the Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

By Order of the Board of Directors,

Mark D. Weisberger
Secretary

April 14, 2009
Glendale, California

Voting on Matters before the Annual Meeting

Q:    What am I voting on?

A:    There are two items that shareholders are asked to vote on at the Annual Meeting:

Proposal 1:    The election of three Class III directors.

Proposal 2:    The ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the year ending December 31, 2009.

Q:    Who is entitled to vote?

A:    Only shareholders of record at the close of business on April 1, 2009 (the "Record Date") will be entitled to receive notice of, and to vote at, the Meeting. As of the Record Date, there were outstanding 17,645,870 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 35,000 shares of Series B Convertible Preferred Stock ("Preferred Stock"). The holders of Common Stock are entitled to one vote per share and the holders of the Preferred Stock are entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock as of the Record Date (15.65 votes per share). Shareholders of record of the Common Stock and the Preferred Stock may vote their shares either in person or by proxy. The presence in person or by proxy of 9,096,822 shares will constitute a quorum at the Meeting.

Q:    How do I cast my vote?

A:    If you hold your shares as a registered shareholder, you can vote in person at the Annual Meeting or you can vote by mail, telephone or on the Internet. For directions to the Annual Meeting, please contact the Corporate Secretary by writing or by telephone at DineEquity, Inc., 450 N. Brand Boulevard, Glendale, CA 91203, Telephone: (818) 240-6055.

If your stock is held through a broker or bank, you will receive voting instructions from your broker or bank describing how to vote your stock. The availability of telephone or Internet voting will depend upon the bank's or broker's voting processes.

Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting by the persons named on the proxy card in accordance with your instructions. To ensure that your proxy is voted, it should be received by the close of business on May 11, 2009.

If you submit a proxy card without giving instructions, your shares will be voted as recommended by the Board of Directors.

BNY Mellon Shareowner Services has been engaged as the independent inspector of election to tabulate shareholder votes at the Meeting.

Q:    How does the Board of Directors recommend voting?

A:    The Board of Directors recommends voting FOR H. Frederick Christie, Richard J. Dahl and Patrick W. Rose to serve as Class III directors.

The Audit and Finance Committee of the Board of Directors recommends voting FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.

Q:    How will my stock be voted on other business brought up at the Annual Meeting?

A:    By signing and submitting your proxy card or voting your shares using the Internet or the toll-free telephone number, you authorize the persons named on the proxy card to use their discretion in voting on any other matter brought before the Annual Meeting. The Company does not know of any other business to be considered at the Annual Meeting.

Q:    Can I change my vote or revoke my proxy?

A:    Yes. You can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by executing a later-voted proxy by telephone, mail or the Internet or by voting by ballot at the Meeting.

Q:    Will abstentions or broker non-votes affect the voting results?

A:    Assuming a quorum is present, directors will be elected by a plurality of the votes cast in the election of directors. Other matters submitted for shareholder approval will be decided by the vote of the holders of a majority of the stock represented and entitled to vote at the Meeting. Abstentions and broker non-votes will be counted and will have the same effect as "no" votes.

Q:    What is the date of distribution of this Proxy Statement and the proxies solicited hereby?

A:    We are sending this Proxy Statement and the proxies to our shareholders beginning on or about April 14, 2009.

Q:    Who will bear the costs of this proxy solicitation?

A:    The Board of Directors of the Company is soliciting your proxy for use at the Annual Meeting, and at any adjournment thereof. The Company will bear the cost of this proxy solicitation, including the reimbursement of banks and brokers for their reasonable expenses of sending out proxy materials to the beneficial owners of our common stock. In addition, officers of the Company may solicit proxies in person or by mail, telephone, e-mail or fax.

Where to Find More Information about DineEquity, Inc.

Documents Filed with the Securities and Exchange Commission ("SEC")

•
This Proxy Statement is accompanied by the Company's 2008 Annual Report, which includes the Company's consolidated financial statements for the year ended December 31, 2008.

•
You can obtain any of the documents that we file with the SEC (including a copy of our 2008 Annual Report on Form 10-K) by contacting us or the SEC (see below for information on contacting the SEC). To obtain documents from us, please direct requests in writing or by telephone to:

        DineEquity, Inc.
        450 N. Brand Boulevard
        Glendale, California 91203
        Phone: (818) 240-6055
        Attention: Corporate Secretary

We will send you the requested documents without charge, excluding exhibits. If you would like to request documents from us, including any documents we may subsequently file with the SEC prior to the Meeting, please do so by May 1, 2009, so that you will receive them before the Meeting. Alternatively, you may view these documents at the Investor Info section of our website at http://www.dineequity.com.

•
The Company files and furnishes annual, quarterly and current reports and other information, including proxy statements, with the SEC. You may read and copy any reports or other information that we file with or furnish to the SEC at the SEC's Public Reference Room located at Station Place, 100 F Street, N.E., Washington, DC 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public on the SEC's website (www.sec.gov).

Additional Information

There are a number of other sources for additional information on DineEquity, Inc., including:

•
The New York Stock Exchange. Reports and other information on the Company can be reviewed at the office of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

•
The DineEquity, Inc. website. Our website at http://www.dineequity.com provides ongoing information about the Company and its performance along with copies of the charters of our board committees, and our corporate governance guidelines and ethics policies. In addition, the Investor Info section of the web site includes links to the Company's filings with the SEC and recordings of recent investor conference calls with management. Please note that information contained on our website does not constitute part of this Proxy Statement.

The Company's Proxy Statement, Proxy Card and the 2008 Annual Report may be viewed online at http://bnymellon.mobular.net/bnymellon/din.

 IMPORTANT NOTE:

You should rely only on the information contained in this Proxy Statement to vote on the proposals at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 14, 2009. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to shareholders shall not create any implication to the contrary.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the only persons who, to the knowledge of management, owned beneficially on March 1, 2009, or on such other date indicated in the accompanying footnotes, more than 5% of the outstanding shares of any class of the Company's voting securities.

Name and Address	Shares Owned		Percent of Class
Southeastern Asset Management, Inc. Longleaf Partners Small-Cap Fund, and Mr. O. Mason Hawkins Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	3,217,500	(1)	18.2%
MSD Capital, L.P. MSD SBI, L.P 645 Fifth Avenue, 21st Floor New York, New York 10022	2,512,356	(2)	14.2%
Chilton Investment Company, LLC 1266 East Main Street 7th Floor Stamford, Connecticut 06902	2,489,715	(3)	14.1%
FMR LLC Fidelity Management & Research Company Edward C. Johnson 3d 82 Devonshire Street Boston, Massachusetts 02109	1,537,313	(4)	8.7%
Keeley Asset Management Corp 401 South LaSalle Street Chicago, Illinois 60605	1,362,139	(5)	7.7%
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	1,165,197	(6)	6.6%

(1)
In a Schedule 13D, dated December 5, 2008, jointly filed by Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund and Mr. O. Mason Hawkins, such persons report that, as of such date, Southeastern Asset Management, Inc. possessed sole power to vote or to direct the vote with respect to 127,000 of these shares, shared power to vote or to direct the vote with respect to 2,978,100 of these shares and no power to vote or direct the vote with respect to 112,400 of these shares, sole power to dispose or direct the disposition of 239,400 of these shares and shared power to dispose or direct the disposition of 2,978,100 of these shares; Longleaf Partners Small-Cap Fund possessed shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 2,978,100 of these shares; and Mr. Hawkins possessed no power to vote or to direct the vote and no power to dispose or to direct the disposition of any of these shares.

(2)
In a Schedule 13D dated September 19, 2008, MSD Capital, L.P. and MSD SBI, L.P. jointly reported that, as of September 18, 2008, they possessed shared power to vote or direct the vote and shared power to dispose or direct the disposition of these shares.

(3)
In a Schedule 13G dated January 9, 2009, Chilton Investment Company, Inc. ("Chilton") reported that at December 31, 2008, it possessed sole power to vote or direct the vote and sole power to dispose or direct the disposition of these shares. Includes 391,022 shares of the Company's Common Stock that are issuable upon conversion of shares of the Company's Series B Convertible Preferred Stock. Chilton and its affiliates own all of the outstanding Series B Convertible Preferred Stock.

(4)
In Amendment No. 2 to Schedule 13G dated February 13, 2009, FMR LLC, Fidelity Management & Research Company and Edward C. Johnson 3d jointly reported as follows: as of December 31, 2008, FMR LLC and Edward C. Johnson 3d possess sole power to dispose of these shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of these shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Fidelity Funds"). Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of these shares which power resides with the Fidelity Funds' boards of Trustees.

(5)
In Amendment No. 1 to Schedule 13G dated February 2, 2009, Keeley Asset Management Corp., Keeley Small Cap Value Fund, and John L. Keeley, Jr. jointly reported that, as of December 31, 2008, Keeley Asset Management Corp. possessed the power to vote or direct the vote with respect to 1,331,869 shares and no power to vote or direct the vote with respect to the remainder of these shares, and sole power to dispose or to direct the disposition of all of these shares; Keeley Small Cap Value Funds possessed no power to vote or direct the vote and no power to dispose or to direct the disposition of any of these shares; and John L. Keeley, Jr. possessed no power to vote or direct the vote and no power to dispose or to direct the disposition of any of these shares.

(6)
In a Schedule 13G dated February 6, 2009 Barclays Global Investors, NA, Barclays Global Funds Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG jointly reported that as of December 31, 2008, Barclays Global Investors, NA possessed sole power to vote or direct the vote with respect to 425,250 of these shares and no power to vote or direct the vote with respect to the remainder of these shares, sole power to dispose or to direct the disposition of 470,832 of these shares and no power to dispose or direct the disposition of the remainder of these shares; Barclays Global Funds Advisors possessed sole power to vote or direct the vote with respect to 509,123 of these shares and no power to vote or direct the vote with respect to the remainder of these shares, and sole power to dispose or to direct the disposition of 684,208 of these shares and no power to dispose or direct the disposition of the remainder of these shares; Barclays Global Investors, Ltd possessed sole power to vote or direct the vote with respect to 405 of these shares and no power to vote or direct the vote with respect to the remainder of these shares, and sole power to dispose or to direct the disposition of 10,157 of these shares and no power to dispose or direct the disposition of the remainder of these shares; and that Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG possessed no power to vote or direct the vote and no power to dispose or direct the disposition of any of these shares.

The following table shows the beneficial ownership, reported to the Company as of March 1, 2009, including shares as to which a right to acquire ownership exists within the meaning of Rule 13-d3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director, each nominee for election as director, each Named Executive, as such term is used in the Compensation Discussion and Analysis beginning on page 15 below, and all directors and executive officers of the Company, as a group.

Name and Address(1)	Shares Owned(2)(3)	Percent of Class
Howard M. Berk(4)	10,000	*
H. Frederick Christie	56,200	*
Richard J. Dahl	47,700	*
Frank Edelstein	42,866	*
Michael S. Gordon	78,200	*
Larry Alan Kay	53,844	*
Caroline W. Nahas	46,200	*
Gilbert T. Ray	21,700	*
Patrick W. Rose	56,100	*
Julia A. Stewart	294,862	1.7%
Michael Archer	60,000	*
Richard C. Celio	54,951	*
Thomas G. Conforti	11,590	*
Desmond G. Hague	0	*
Greggory Kalvin	13,334	*
All directors and executive officers as a group (16 persons (4))	924,716	5.2%

*
Represents less than 1% of the outstanding Common Stock.

(1)
The address for each of the directors and named executive officers is:

DineEquity, Inc.
450 N. Brand Boulevard
Glendale, California 91203

(2)
Subject to applicable community property laws and similar statutes.

(3)
Share amounts for each of the directors, each nominee for election as director, each Named Executive and for all directors and executive officers as a group include shares subject to options that are exercisable within 60 days of the date of this Proxy Statement, as follows:

Name	Shares
Howard M. Berk	0
H. Frederick Christie	27,500
Richard J. Dahl	12,500
Frank Edelstein	14,166
Michael S. Gordon	22,500
Larry Alan Kay	17,500
Caroline W. Nahas	22,500
Gilbert T. Ray	2,000
Patrick W. Rose	22,500
Julia A. Stewart	146,000
Michael Archer	0
Richard C. Celio	20,000
Thomas G. Conforti	0
Desmond G. Hague	0
Greggory Kalvin	3,334
All directors and executive officers as a group (16 persons)	343,834

(4)
The amount for Mr. Berk does not include 2,512,356 shares of the Company's common stock owned by MSD SBI, L.P. MSD Capital, L.P. is the general partner of MSD SBI L.P. and may be deemed to beneficially own securities owned by MSD SBI L.P. Mr. Berk is a partner of MSD Capital, L.P. and may be deemed to beneficially own securities owned by MSD Capital L.P. Mr. Berk disclaims beneficial ownership of the shares owned by MSD SBI, L.P. and MSD Capital L.P.

Compliance with Section 16(a) of the Securities Exchange Act

The Company's directors and executive officers and the beneficial holders of more than 10% of the Common Stock are required to file reports with the SEC of changes in their ownership of Company stock. Based on its review of such reports and other information furnished by the directors and executive officers, the Company believes that all such filing requirements were met during 2008.

Proposal 1. Election of Three Class III Directors

The Board of Directors of the Company is divided into three classes of directors. Class III directors currently serve until the Annual Meeting in 2009, Class I directors serve until the Annual Meeting in 2010 and Class II directors serve until the Annual Meeting in 2011 (in each case, until their respective successors are duly elected and qualified). At the Meeting, three Class III directors will be elected for three-year terms. Shares represented by the enclosed Proxy, if returned duly executed, or voted via the Internet or telephone, and unless instructions to the contrary are indicated thereon, will be voted for the nominees listed below.

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has designated the three nominees listed below for election as Class III directors of the Company for terms expiring in 2012. Your Proxy will be voted as specified thereon or, if no instructions are given, for the Board's nominees; however, the persons designated to vote Proxies reserve full discretion to vote the shares represented by the Proxies for the election of the remaining nominees and any substitute nominee or nominees designated by the Board of Directors in the event the nominee who would otherwise receive the votes is unavailable or unable to serve as a candidate for election as a director. The Board of Directors has no reason to believe that any of the nominees will be unavailable or unable to serve if elected.

Information Concerning Nominees and Members of the Board of Directors

Nominees—Terms to Expire 2009 (Class III)

H. Frederick Christie (age 75). Mr. Christie has served on DineEquity, Inc.'s Board of Directors since 1992. He is an independent consultant and has served on the Boards of Directors of Ducommun, Incorporated since 1985, Southwest Water Co. since 1995 and AECOM Technology Corp since 1990. Beginning in 1972, he has served as a director or trustee of various mutual funds operated by Capital Research and Management Company.

Richard J. Dahl (age 57). Mr. Dahl has served on DineEquity, Inc.'s Board of Directors since February 2004. He has served as Chairman of the Board of International Rectifier Corporation since May 2008. Previously Mr. Dahl served on the Board of Directors and as President and Chief Operating Officer of Dole Food Company, Inc. from July 2004 through July 2007. He had previously served as Vice President, then Senior Vice President and Chief Financial Officer, of Dole Food Company, Inc. during the period July 2002 through July 2004. He was President and Chief Operating Officer of Pacific Century Financial Corporation (formerly known as Bancorp Hawaii, Inc.) from 1994 until 2002. He is a member of the boards of directors of International Rectifier Corporation, Idacorp, Inc. and Pacific Health Research Institute.

Patrick W. Rose (age 67). Mr. Rose has served on DineEquity, Inc.'s Board of Directors since 1992. He is a private investor. Mr. Rose served as Chairman of the Board, President and Chief Executive Officer of Bumble Bee Seafoods, Inc. from June 1985 to August 1988. He served as Chairman of the Board, President and Chief Executive Officer of Van Camp Seafood, Inc., from March 1992 to August 1997. Since 2003, he has served on the board of directors of Birds Eye Foods, Inc. and as United States Commissioner to the Inter-American Tropical Tuna Commission.

Continuing Directors—Terms to Expire 2010 (Class I)

Howard M. Berk (age 44). Mr. Berk joined DineEquity, Inc.'s Board of Directors in February 2009. Since 2002, Mr. Berk has been a Partner at MSD Capital, L.P. From 1998 to 2002, Mr. Berk was Managing Director of TG Capital Corp., an investment group that manages the capital of a single family and acquires and invests in both public and private companies. From 1995 to 1998, Mr. Berk was with The Stenbeck Group, acquiring and managing businesses in multiple countries. Prior to that, he was with Goldman, Sachs & Co., where he worked in the Principal Investment area as well as the Mergers and Acquisitions department.

Frank Edelstein (age 83). Mr. Edelstein has served on DineEquity, Inc.'s Board of Directors since 1987. He is an independent consultant and has served on the boards of directors of Ceradyne, Inc. since 1987 and Arkansas Best Corp. since 1988, and as Vice President of the Orange Coast Inter Faith Shelter.

Gilbert T. Ray (age 64). Mr. Ray has served on DineEquity, Inc.'s Board of Directors since December 2004. He is a retired partner of O'Melveny & Myers LLP. Mr. Ray currently is a member of the boards of Advanced Auto Parts, Inc., DiamondRock Hospitality Company, Seasons Series Fund and SunAmerica Series Trust, Watson Wyatt Worldwide, Sierra Monolithics, Inc., Automobile Club of Southern California and The John Randolph Haynes and Dora Haynes Foundation.

Caroline W. Nahas (age 60). Ms. Nahas has served on DineEquity, Inc.'s Board of Directors since 1992. She has held the position of Managing Director, Southern California, of Korn/Ferry International or similar positions since May 1998. She served as a member of the Executive Committee of Korn/Ferry International from December 1995 until August 1998. Ms. Nahas serves as a director of Whittier Holdings, Inc., UCLA Anderson School of Management-Board of Visitors and United Way of Greater Los Angeles.

Continuing Directors—Terms to Expire 2011 (Class II)

Michael S. Gordon (age 73). Mr. Gordon has served on DineEquity, Inc.'s Board of Directors since 1987. In April 2006, he assumed the position of Vice Chairman of First Q Capital LLC. He served as Chairman of StoneCreek Capital, Inc. (formerly The Gordon+Morris Group, Inc.) from January 2002 through March 2006. He has served as Chairman of the boards of the Orange County Performing Arts Center and the Pacific Symphony. He is a member of the board of the Community Foundation of the Jewish Federation of Orange County.

Larry Alan Kay (age 62). Mr. Kay currently serves as the Board's Lead Director, a position he has held since May 2006. He served as Chairman of the Board from January 2003 until May 2006. He has served on the Company's Board of Directors since 1987. Mr. Kay has served as Chief Executive Officer and Managing Member of BSG Techno LLC since 2008. Mr. Kay was a private consultant and investor from 1994 until 2008. He served as Publisher of Fi: The Magazine of Music & Sound, and President and Chief Executive Officer of Fi, L.L.C. from October 1995 until May 1998. He serves as director of Design Center Solutions, Inc. dba Bridgeway Media Group and is an honorary board member of the New Century Chamber Orchestra.

Julia A. Stewart (age 53). Ms. Stewart serves as Chairman and Chief Executive Officer of DineEquity, Inc. She has served on the Board of Directors since December 2001 and became Chairman in May 2006. She has served as the DineEquity, Inc. Chief Executive Officer and President since May 2002 and had served as DineEquity, Inc.'s President and Chief Operating Officer from December 2001 until May 2002. Ms. Stewart served as President, Domestic Division, of Applebee's International, Inc. from October 1998 to August 2001. Ms. Stewart has served on the Board of Directors of Avery Dennison Corporation since January 2003. She is a board member of the non-profit boards of UCLA Anderson School of Management-Board of Visitors and the Children's Bureau.

Board of Directors and Corporate Governance

Corporate Governance Principles.    The Company has adopted corporate governance principles. The Company's corporate governance principles can be found in the Corporate Governance section of our website, http://www.dineequity.com. In addition, printed copies of the Company's corporate governance principles are available at no charge upon request from the Corporate Secretary, DineEquity, Inc., 450 N. Brand Boulevard, Glendale, CA 91203, (818) 240-6055.

Director Attendance at Annual Meetings.    All directors are expected to attend the Company's Annual Meeting. All of the directors attended the Company's 2008 Annual Meeting.

Director Independence.    The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. The Company's board of directors has had a majority of independent directors since it went public in 1991.

Under the NYSE rules, a director qualifies as "independent" upon the Board affirmatively determining that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company). Based upon a review of the directors' backgrounds and business activities, the Board has determined that directors Howard M. Berk, H. Frederick Christie, Richard J. Dahl, Frank Edelstein, Michael S. Gordon, Larry Alan Kay, Caroline W. Nahas, Gilbert T. Ray, and Patrick W. Rose have no other material relationship with the Company and therefore that they qualify as independent. In making its determination, the Board considered Mr. Berk's position as a partner of MSD Capital, L.P. and the fact that MSD Capital, L.P. may be deemed to beneficially own 2,512,356 shares of the Company's Common Stock. The Company's Chief Executive Officer, Julia A. Stewart, does not qualify as an independent director.

Both the Sarbanes-Oxley Act of 2002 (the "Sarbanes Act") and the NYSE rules require the Board to have an audit committee comprised solely of independent directors, and the NYSE rules also require the Board to have a compensation committee and a nominating and corporate governance committee, each of which is comprised solely of independent directors. The Company is in compliance with these requirements.

Under the Sarbanes Act, members of an audit committee must have no affiliation with the Company, other than their Board seat, and receive no compensation from the Company except for service as a director and committee member. Every member of the Board's Audit and Finance Committee meets this independence standard.

The charters of all three of the Company's Board Committees can be found in the Corporate Governance section of our website, http://www.dineequity.com, and are also available at no charge upon written request to the Corporate Secretary, DineEquity, Inc., 450 N. Brand Boulevard, Glendale, CA 91203.

Audit Committee Financial Experts.    Rules promulgated by the SEC under the Sarbanes Act require the Company to disclose annually whether the audit committee has one or more "audit committee financial experts," as defined by the SEC. The Board has determined that Mr. Dahl qualifies as an audit committee financial expert and is independent, as defined in the NYSE rules.

Code of Ethics for Chief Executive and Senior Financial Officers.    The Board has adopted a code of ethics that applies to the Company's principal executive officer, principal financial officer and principal accounting officer, as required by the SEC. The Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be found in the Corporate Governance section of our website, http://www.dineequity.com, and is also available at no charge upon written request to the Corporate Secretary, DineEquity, Inc., 450 N. Brand Boulevard, Glendale, CA 91203.

Non-Management Directors.    The NYSE rules require that the non-management directors of a listed company meet regularly in executive sessions. The Company's non-management directors meet separately at each regular meeting of the Board and most committee meetings. The Lead Director, Larry Alan Kay, is not a member of management and presides during executive sessions of the Board.

Interested parties may express their concerns to the Company's non-management directors by contacting the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, DineEquity, Inc., 450 N. Brand Boulevard, Glendale, California 91203. The

Corporate Secretary will relay all such correspondence to the Chairman of the Nominating and Corporate Governance Committee.

Communications with the Board.    Shareholders may communicate with the Board of Directors, care of the Corporate Secretary, DineEquity, Inc., 450 N. Brand Boulevard, Glendale, California 91203. The Corporate Secretary will relay all such correspondence to the entire Board of Directors.

Senior Management Evaluation.    In consultation with the other independent directors, the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee annually evaluate the performance of the Company's CEO.

Corporate Financial Ethics Hotline.    The Company maintains a corporate financial ethics hotline to allow any employee to lodge a complaint, confidentially and anonymously, about any accounting, internal control or auditing matter that is of concern.

Board Retirement Policy.    In 2004, the Board resolved that effective with the 2005 Annual Meeting, no person may stand for election to serve as a member of the Company's Board of Directors if he or she shall have reached his or her 76th birthday. Under special circumstances, upon the recommendation of the Nominating and Corporate Governance Committee, and upon the consent and approval of a majority of the Board, a person who has reached his or her 76th birthday may be permitted to stand for election and serve on the Board.

Certain Relationships and Related Transactions

The Board has adopted a code of business conduct and ethics for directors, officers and employees. The Company's Policies on Business Conduct provide that, before engaging in any conduct that creates an actual, apparent or potential conflict of interest, executive officers and directors must make full disclosure of all facts and circumstances to the Corporate Secretary, who shall inform and seek the prior approval of the Audit and Finance Committee of the Board of Directors. Waivers of the Policies on Business Conduct for executive officers and directors may be made only by the Board of Directors as a whole or by the Audit and Finance Committee. There were no waivers of the Policies on Business Conduct in 2008. DineEquity, Inc.'s Policies on Business Conduct can be found in the Corporate Governance section of our website, http://www.dineequity.com and are also available at no charge upon written request to the Corporate Secretary, DineEquity, Inc., 450 N. Brand Boulevard, Glendale, CA 91203.

Board Meetings and Attendance

Board Meetings (including telephonic meetings) in 2008: 6 meetings.

Board Committees: Three standing committees: Audit and Finance, Compensation, and Nominating and Corporate Governance. See "Board Committees and their Functions" for descriptions of the principal functions of the committees and their members.

Total Committee Meetings in 2008: 24 meetings.

2008 Attendance: Each director attended 75% or more of the total number of meetings held by the Board and all Committees on which he or she served.

Board Committees and their Functions

Name of Committee and Membership	Principal Functions of the Committee		Meetings in 2008

Audit and Finance Committee Richard J. Dahl, Chairman Michael S. Gordon Larry Alan Kay	•	Responsible for the appointment, compensation, retention
and oversight of the work of any registered public
accounting firm engaged for the purpose of preparing or
issuing an audit report or performing other audit, review or
		attest services for the Company or its subsidiaries and affiliates.	11 Meetings
•	Reviews with management and the independent auditors
the Company's quarterly and annual financial statements
and other financial disclosures, the adequacy of internal
controls and major issues regarding accounting principles
and practices, including any changes resulting from
amendments to SEC or Financial Accounting Standards
Board ("FASB") rules.
	•	Meets at each regular meeting with the Company's director of internal audit and the independent auditors in separate executive sessions.
	•	Reviews the performance of the Company's independent auditors.
	•	Prepares a report to shareholders included in the Company's proxy statement for its annual meeting of shareholders.
•	Reviews and provides guidance to the Board and
management about dividend policy; sales, issuance or
repurchases of Company Stock; policies and guidelines on
investment of cash; policies and guidelines on short and
long-term financing; debt/equity ratios, fixed charge ratios, working capital, other debt covenant ratios; and other
transactions or financial issues that management desires to
have reviewed by the Committee from time to time.

Compensation Committee Frank Edelstein, Chairman Caroline W. Nahas Patrick W. Rose	•	Oversees the Company's compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans.	10 Meetings
•	Reviews at least annually the goals and objectives of the
Company's executive compensation plans, and amends, or
recommends that the Board amend, these goals and
objectives if the Compensation Committee deems it appropriate.
•	Evaluates annually the performance of the CEO and other
executive officers in light of the goals and objectives of the
Company's executive compensation plans, and either as a
committee or, together with the other independent
directors, determines and approves the CEO's
compensation based on this evaluation and makes
recommendations to the Board with respect to the
compensation of the other executive officers.
	•	Evaluates annually the appropriate level of compensation for Board and committee service by non-employee members of the Board.
	•	Prepares a report on executive compensation to be included in the Company's proxy statement for its annual meeting of shareholders or its annual report on Form 10-K.

Name of Committee and Membership	Principal Functions of the Committee		Meetings in 2008

Nominating and Corporate Governance Committee H. Frederick Christie,	•	Identifies and recommends to the Board individuals qualified to serve as directors of the Company and on committees of the Board.	3 Meetings
Chairman Michael S. Gordon	•	Advises the Board with respect to the Board composition, procedures and committees.
Gilbert T. Ray Patrick W. Rose	•	Develops and recommends to the Board a set of corporate governance principles applicable to the Company.
	•	Oversees the evaluation of the Board and the Company's management.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (the "Nominating Committee") is comprised of four independent directors: H. Frederick Christie (Chairman), Michael S. Gordon, Gilbert T. Ray and Patrick W. Rose. The Nominating Committee operates under a written charter adopted by the Board of Directors, which can be found in the Corporate Governance section of our corporate website, http://www.dineequity.com, and is also available at no charge upon written request to the Corporate Secretary, DineEquity, Inc., 450 N. Brand Blvd., Glendale, CA 91203. The chart set forth in "Board Committees and their Functions" describes some of the principal functions of the Committee under its charter.

The Nominating Committee will consider director candidates recommended by shareholders. Shareholders wishing to recommend director candidates for consideration by the Nominating Committee may do so by writing to the Corporate Secretary, giving the recommended nominee's name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

Consistent with its charter, the Nominating Committee considers various criteria in evaluating Board candidates, including, among others, experience, interpersonal skills, expertise, diversity, personal and professional integrity, character, business judgment, business philosophy, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating Committee considers appropriate in the context of the needs of the Board. The Nominating Committee also considers whether a potential nominee would satisfy the NYSE's criteria for director "independence," the NYSE's "financial management expertise" standard and the SEC's definition of "audit committee financial expert."

Whenever a vacancy exists on the Board due to expansion of the Board's size or the resignation or retirement of an existing director, the Nominating Committee begins its process of identifying and evaluating potential director nominees. The Nominating Committee considers recommendations of management, shareholders and others. The Nominating Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including approving its fees and other retention terms.

The Nominating Committee conducted an evaluation and assessment of the directors whose term expires in 2009 for purposes of determining whether to recommend them for nomination for re-election to the Board of Directors. After reviewing the assessment results, the Nominating Committee determined to recommend to the Board that H. Frederick Christie, Richard J. Dahl and Patrick W. Rose be nominated for re-election to the Board of Directors. The Board accepted the Nominating Committee's recommendation and has nominated H. Frederick Christie, Richard J. Dahl and Patrick W. Rose for re-election.

The Nominating Committee did not receive any recommendations from shareholders proposing candidates for election to the Board at the Annual Meeting.

 Compensation of Directors

Compensation for service on the Board of Directors is paid only to non-employee directors (See discussion and chart under "Director Compensation" on page 31). Cash compensation for non-employee directors is comprised of separate fees for board membership, participation on one or more board committees and, where applicable, for serving as the chairman of a board committee. The annual board membership fee for each of the non-employee directors is $50,000, except that the Lead Director's annual fee is $75,000. The annual fees for participating on the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are $10,000, $7,500 and $5,000 respectively. In addition, the chairmen of the Audit, Compensation, and Nominating and Corporate Governance Committees receive annual fees for their services as chairmen of $15,000, $10,000 and $5,000 respectively. The Company reimburses each of the directors for his or her reasonable expenses for attendance at Board and Committee meetings and other Company events.

Non-employee directors are eligible to participate in the 2005 Stock Incentive Plan for Non-Employee Directors (the "2005 Plan"). Under the 2005 Plan, non-employee directors may receive periodic grants of stock options and/or restricted stock. In 2008, each of the non-employee directors received 2,500 shares of restricted stock. The restrictions on these shares lapse on February 26, 2011. On February 23, 2009, the non-employee directors received 10,000 shares of restricted stock.

Executive Officers of the Company

General.    The following table sets forth certain information with respect to each person who is currently an executive officer of the Company:

Executive Officer	Age	Position and Offices with the Company
Julia A. Stewart	53	Chairman of the Board and Chief Executive Officer
Michael J. Archer	48	President, Applebee's Business Unit
Richard C. Celio	58	Chief Restaurant Support Officer
Greggory Kalvin	49	Vice President, Corporate Controller
John Jakubek	56	Senior Vice President, Human Resources
John F. "Jack" Tierney	56	Chief Financial Officer
Mark D. Weisberger	53	Vice President, Legal, Secretary and General Counsel

Executive officers of the Company are appointed by the Board of Directors and serve at the Board's discretion.

See "Information Concerning Nominees and Members of the Board of Directors" above for additional information concerning Ms. Stewart.

Mr. Archer was named President, Applebee's Business Unit in May 2008. From February 2006 until May 2008, he was President of T.G.I. Fridays USA. He served as T.G.I. Friday's U.S.A.'s Chief Operating Officer from July 2003 to May 2008 and as its Executive Vice President from January 2002 until February 2006.

Mr. Celio served as Vice President, Development from March 1997 until June 2003. From June 2003 until December 2007, he served as Vice President, Franchise Development. On December 1, 2007, Mr. Celio assumed the position of Chief Restaurant Support Officer.

Mr. Kalvin was named Vice President, Corporate Controller in August 2007. From September 8, 2008 to February 26, 2009, Mr. Kalvin served as Acting Chief Financial Officer. Previously, he had held the positions of Chief Accounting Officer (2003-2007), Vice President, Finance (1999-2001) and Controller (1997-1999) of J2 Global Communications, Inc.

Mr. Jakubek was named Senior Vice President, Human Resources in March 2008. Prior to joining the Company, he served as Senior Vice President of Human Resources for Oakwood Worldwide from November 2006 to April 2008. He held the position of Vice President Human Resources for several divisions of ConAgra Foods, Inc. from February 2001 to July 2006.

Mr. Tierney was appointed to the position of Chief Financial Officer of DineEquity, Inc. in February 2009. He served as Chief Financial Officer of The Dial Corporation from 2005 to 2009. He served as Controller of the Dial Corporation from 1999 to 2005.

Mr. Weisberger has served as Vice President, Legal, Secretary and General Counsel since January 1994.

Employment Agreements.    The information under "Employment Agreements and Change in Control Provisions" of the Compensation Discussion and Analysis section of this Proxy Statement and "Potential Payments upon Change in Control" is incorporated herein by reference.

Compensation Discussion and Analysis

(a) General Philosophy Regarding Executive Compensation and Objectives

Throughout this Compensation Discussion and Analysis ("CD&A") the individuals who served as the Company's Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and the other individuals included in the Summary Compensation Table on page 24 of this Proxy Statement, are sometimes referred to as the "Named Executives" and the Compensation Committee of the Board of Directors is referred to as the "Committee."

The Committee's philosophy regarding compensation is based on several objectives, including: (i) linking the interests of the Named Executives with those of the Company's shareholders; (ii) instilling an ownership culture throughout the Company and officer group; (iii) facilitating the attraction and retention of high caliber executive talent; (iv) paying for performance and (v) rewarding executives for achievement of both annual and longer-term Company financial and key operating goals. The Committee has structured the Company's executive compensation programs to meet these objectives. With respect to the annual cash bonus, the Committee has sought to tie each Named Executive's performance-based compensation, to the greatest extent reasonably feasible, directly to his or her contribution to the Company's success in achieving its objectives.

The executive compensation program consists of three main components: (1) annual base salary, (2) annual cash bonus, and (3) long-term incentives in the form of stock options, restricted stock grants, performance share awards partially payable in cash and stock or other stock-based awards. The annual cash bonus and long-term incentives, in addition to annual merit increases, constitute the performance-based portion of the compensation program. The Named Executives' compensation for 2008 reflected the commitment of the Committee to linking compensation with Company and individual performance.

The Committee's compensation strategy calls for the establishment of targets for each Named Executive against a peer group for base salaries and for "total direct compensation," which the Committee defines to consist of base salaries, bonuses and long-term incentives. In general, base salaries are targeted at the median of the peer group companies and these target salary levels are reevaluated by the Committee approximately every two to three years. Total direct compensation for each Named Executive is structured so that if pre-determined annual and long-term performance objectives are met, total direct compensation would be at approximately the median for like positions at peer group companies. For the Chief Executive Officer, the Committee designs total direct compensation to reward Company-wide performance by tying awards primarily to the Company's ability to achieve pre-determined performance objectives. For the other Named Executives, in addition to the cash flow measure mentioned above, the Committee also designs the annual cash bonus to reward the achievement of specific goals ("Individual Business Objectives") within areas under the direct control of relevant executives.

(b) Compensation Setting and Equity Grant Procedures

It has been the Committee's general practice to review executive compensation at least annually. Decisions about annual salary increases, the approval of bonuses, the design of each year's bonus plan, and the granting of long-term incentive awards are made after a series of meetings among the Committee, the Committee's compensation consultant, the CEO, the Senior Vice President, Human Resources and the Executive Director of Compensation and Benefits. They are generally finalized at a meeting of the Committee held in the first quarter of each year. Subsequently, the Committee's decisions are presented in detail to the full Board of Directors for review and ratification. In addition, the Committee may be called upon from time to time to consider and approve compensation packages for new executives prior to hiring and to address other issues related to executive compensation programs as they may arise.

(c) Compensation Consultant

In 2008, the Committee utilized the services of Hewitt Associates ("Hewitt"), as independent compensation consultants, to assist it in designing the overall executive compensation program.

(d) Compensation Benchmarking and Peer Groups

The Company uses different peer groups and studies for different benchmarking comparisons, including base salary levels, target annual bonuses, and competitive long-term grants of equity-based compensation, as follows:

In September 2007, the Committee, with input from Hewitt and the CEO, developed a peer group for the purposes of evaluating executive compensation, reflecting the fact that, subsequent to the acquisition of Applebee's International, Inc. (the "Applebee's Acquisition"), the Company would be substantially larger in terms of revenues, numbers of employees, and numbers of Company operated restaurants, among other things, and also that it would be significantly more complex to manage. The peer group consists of the following companies: Sonic Corp., Panera Bread Co., Denny's Corp., Papa Johns International, Inc., Landrys Restaurants, Inc., Ruby Tuesday, Inc., Cheesecake Factory, Inc., CKE Restaurants, Inc., Bob Evans Farms, Burger King Holdings, Inc., CBRL Group, Inc., Wendy's International, Inc., Jack in the Box, Inc., Brinker International, Inc., and Darden Restaurants, Inc. (the "Named Executive Peer Group")

During its deliberations regarding base salary levels, target annual bonuses, and equity-based compensation, the Committee reviewed and considered information from Hewitt's Total Compensation Measurement database, the Hay Group 2007 Chain Restaurant Compensation Survey and other information obtained from proxy statement disclosures of the Named Executive Peer Group companies.

(e) Allocation of Compensation

Consistent with the objectives of linking executives' interests with those of the Company's shareholders and instilling an ownership culture throughout the Company, for 2008 the largest element of total direct compensation for each of the Named Executives was performance-based. This included annual bonuses paid in cash, awards of restricted stock, and stock options.

(f) Annual Base Salaries

In setting annual base salaries, the Committee considered benchmarking data derived from a review of the proxy statement disclosures of the Named Executive Peer Group, data from general and restaurant industry compensation surveys, recommendations from Hewitt and, in the case of the Named Executives other than Ms. Stewart, CEO recommendations and assessments of the individual Named Executives' performance.

As part of the Company's annual performance review process, effective as of April 1, 2008, Mr. Celio's annual salary was increased from $400,000 to $410,000 or 2.5%, Mr. Conforti's annual salary was increased from $425,000 to $435,000 or 2.4%, and Mr. Kalvin's annual salary was increased from $210,000 to 217,500 or 3.6%, in each case reflecting Ms. Stewart's assessment of their respective performance during 2007. In September 2008, Mr. Conforti resigned from the Company and Mr. Kalvin assumed the role of acting Chief Financial Officer. At that time, the Committee authorized a special compensation arrangement for Mr. Kalvin. The amount of the stipend to be paid to Mr. Kalvin was tied to the amount of time he would be called upon to serve as acting CFO along with his regular duties as Vice President, Controller. In February 2009, the Company hired its new CFO, John F. Tierney, and Mr. Kalvin was paid a stipend in the amount of $50,000 per the terms of the arrangement.

Mr. Archer's and Mr. Hague's compensation arrangements were negotiated at the time of their hiring by Ms. Stewart and the Company's Senior Vice President, John Jakubek, at the Committee's direction. The Committee, in consultation with management and the Consultants to the Committee, considered a number of factors in determining the compensation packages for both Mr. Archer and Mr. Hague, including external market data based on the restaurant peer group developed by the Committee, the respective size of the businesses Mr. Archer and Mr. Hague were to be overseeing, the Company's stated target compensation philosophy for base salary, target bonus, and equity grants, internal comparisons to other Chief level officers of the Company, and the compensation programs in place for Mr. Archer and Mr. Hague at their prior employers.

In addition, Mr. Archer and Mr. Hague were provided sign-on bonuses in the amounts of $300,000 and $250,000 respectively. These sign-on bonuses were based, in part, on prior compensation programs that Mr. Archer and Mr. Hague were forgoing due to their departure from their prior employers, common industry practice for providing sign-on bonuses, and to compensate for other expenses incurred, but not reimbursed, under the Company's relocation program.

(g) Performance-Based Compensation

1.     Annual Bonus

In February of 2008, the Committee established the 2008 Senior Executive Incentive Plan (the "Incentive Plan") to reward officers whose performance meets or exceeds the Company's expectations, to provide incentives for future excellent performance that will contribute to the Company's success and profitability, and to serve as a means by which eligible participants may share in the Company's financial success.

Pursuant to the Incentive Plan, the bonus amount for each of the Named Executives is targeted as a percentage of salary based on the participant's level in the management structure. At the CEO level, the target bonus for Ms. Stewart was set at 100% of her base salary. Other "Chief" level officers and the Business Unit presidents' bonus targets were set at 75% of base salary. Accordingly, the bonus targets under the Incentive Plan for Messrs Celio, Conforti, Archer and Hague were set at 75% of base salary. As Vice President, Controller, Mr. Kalvin's bonus target was set at 40% of base salary. Decisions regarding the target bonus percentages were made in consultation with Hewitt and after consideration of the studies and peer group data mentioned above. These target bonuses were chosen at levels such that total direct compensation for each Named Executive would be at approximately the median for like positions of peer group companies if performance objectives are met.

In prior years, bonus amounts under the plans in effect at the time were determined for executives other than the CEO in part based on the financial performance of the Company as a whole and in part on the performance by the executives of predefined individual business objectives ("IBOs"). The CEO's bonus under these plans was tied to the performance of the Company as a whole. The Incentive Plan provides that the bonus amount for 2008 for each executive other than Ms. Stewart would be based solely on their IBO performance. Each executive's IBO's are intended to be challenging, measurable objectives that are designed to significantly impact the Company's performance and are mutually agreed upon by the executive and his or her supervisor.

The Incentive Plan provides that at year end the Committee would apply a financial performance modifier (the "Business Performance Modifier") to determine the maximum bonus amount an executive could receive if he or she fully performed his or her IBOs. Under the Incentive Plan, the Committee was given discretion to set the Business Performance Modifier based on a range of performance measures including comparable store sales growth, customer traffic growth, cash flow from operations, net operating income, and earnings per share. The maximum bonus for participants under the plan is equal to their target bonus multiplied by the Business Performance Modifier. The Business Performance Modifiers for DineEquity, Inc., the Applebee's business unit and the IHOP business unit were to be determined separately and as a result could vary from each other. The DineEquity Business Performance Modifier for 2008 was set at 30%, IHOP business unit Business Performance Modifier was set at 60%, and the Applebee's business unit Business Performance Modifier was set at 0% reflecting their respective financial and operating results for the year.

At the end of 2008, Ms. Stewart assessed the performance of each of the Named Executives against their respective individual business objectives and assigned a percentage level of performance (the "IBO Performance"). The final bonus amount under the Incentive Plan is determined by multiplying the target bonus amount by the Business Performance Modifier and then by the IBO Performance percentage.

The amounts in the table below represent the bonuses paid to each of the Named Executives pursuant to the Incentive Plan for 2008.

Name	Bonus Target Percentage	Business Performance Modifier	IBO Performance	Bonus Paid ($)
Julia A. Stewart	100%	30%	N/A	250,000
Thomas G. Conforti(1)	75%	N/A	N/A	N/A
Michael S. Archer(2)	75%	0%	100%	120,313
Richard C. Celio	75%	30%	100%	87,638
Desmond G. Hague(2)	75%	60%	100%	84,375
Greggory Kalvin	40%	30%	100%	26,100

(1)
Mr. Conforti resigned in September 2008 and did not receive a bonus under the Incentive Plan.

(2)
Messrs. Archer and Hague joined the Company in May and July 2008 respectively. Their respective employment offers each provide for minimum guaranteed bonus payout of no less than 50% of their prorated target bonus amounts.

The amounts awarded to the Named Executives under the Incentive Plan are reflected in the column entitled "Non-Equity incentive plan compensation" of the Summary Compensation Table on page 24.

2.     Long-Term Incentives

The Named Executives participate in the DineEquity, Inc. 2001 Stock Incentive Plan (the "2001 Plan") which is aimed at promoting the acquisition and ownership of the Company's stock by executives and other Company employees. Under the 2001 Plan, the Committee may grant stock options, restricted stock, performance shares or other stock based incentives.

Annual Restricted Stock and Stock Option Grants

From 2004 to 2007, the Committee awarded certain executives annual grants of performance shares pursuant to a Long Term Incentive Plan (the "LTIP"). The objective of the program was to focus management attention on the longer term growth and cash generation objectives of the Company and to reward the participants for achieving specific three-year goals. The plan provided that awards were to paid one-half in Company stock and one-half in cash based on the achievement of pre-determined goals over a three-year period. In early 2008 the Committee determined that it would not make awards under the LTIP for 2008, primarily because of the challenges of setting performance goals so shortly after the completion of the Applebee's acquisition where there was a lack of historical data for the combined enterprise.

In 2008, the Committee granted each of the Named Executives restricted stock, subject to a three-year restriction period and non-qualified stock options which vest in one-third increments on the first, second and third anniversaries of the dates of grant. The Committee considered a range of factors in setting the number of shares of restricted stock and the number of shares covered by each stock option to be awarded to the Named Executives, including assessments of their individual performance, the fact that no awards would be made under the LTIP for 2008, the Committee's opinion that restricted stock and stock option grants are effective means of retaining valuable executives, the fair market value of the Company's common stock at the times of the awards, the potential contribution that each Named Executive could be expected to make in the future, the Named Executives' targeted total direct compensation, grants of restricted stock and other equity based awards previously given to certain of the Named Executives, and the size of awards provided to others holding similar positions in the Named Executives Peer Group.

The table below provides information regarding the annual grants of restricted stock to the Named Executives in 2008.

Name	Restricted Stock Awards	Stock Options
Julia A. Stewart	18,000	168,000
Thomas G. Conforti(1)	4,000	50,000
Michael S. Archer	60,000	—
Richard C. Celio	4,000	50,000
Desmond G. Hague(2)	30,000	125,000
Greggory Kalvin	5,000	10,000

(1)
Mr. Conforti resigned in September 2008 and these shares of Restricted Stock and stock options were cancelled at that time.

(2)
Mr. Hague resigned in February 2009 and these shares of restricted stock and stock options were cancelled at that time.

Payout of LTIP Awards

Prior to 2008, executives were granted awards under an LTIP. The objective of this program was to focus management attention on the longer term growth and cash generation objectives of the Company and to reward participants for achieving specific three-year goals. With respect to the Cycle 3 awards for the three-year period beginning January 1, 2006 and ending December 31, 2008 (the "Performance Period"), payouts were earned for achieving specified business objectives for total shareholder return relative to an index of peer companies and aggregate net cash flow from operations. In order to reach the minimum threshold for payouts, the Company's relative total shareholder return for the Performance Period must have been at or above the 35th percentile, as compared to the Value Line Restaurant Index, or the Company's cumulative aggregate net cash flow from operations for the Performance Period must have been equal to or greater than $155,000,000. In order to reach the maximum payout, the Company's relative total shareholder return for the performance period must have been at or above the 65th percentile, as compared to the Value Line Restaurant Index, and the Company's cumulative aggregate net cash flow from operations for the Performance Period must have been equal to or greater than $205,000,000. Depending upon the performance of the Company against these measures over the Performance Period, it was possible for the recipients to receive cash and stock with a total value ranging from 0% to 150% of the targeted number of shares. In addition, any dividends declared on the Company's Common Stock during the Performance Period were deemed to have been reinvested in additional shares of the Company's Common Stock as of the date of the dividend payment and such shares were paid to the participants after the Performance Period.

For Cycle 3 the Company's relative total shareholder return fell below the 65th percentile as compared to the Value Line Restaurant Index while the Company's cumulative aggregate net cash flow from operations was $196.6 million, resulting in a payout equal to 62.5% of the target grant amounts. The payouts for the Cycle 3 awards were as follows: Ms. Stewart $62,106 in cash, 5,373 in shares, of which $7,919 and 685 shares were in respect of dividends; and Mr. Celio $16,565 in cash, 1,433 shares, of which $2,115 and 183 shares were in respect of dividends.

No awards were made under the LTIP in 2008.

(h) Stock Ownership Guidelines

The Board of Directors has adopted share ownership guidelines for the Named Executives and other executives. The guidelines are intended to further the Committee's objectives of linking executives' interests with those of the Company's shareholders. The guidelines call for Ms. Stewart to accumulate a minimum of 50,000 shares, Mr. Archer, Mr. Celio, Mr. Conforti and Mr. Hague to accumulate a minimum of 15,000 shares, and Mr. Kalvin to accumulate a minimum of 8,000 shares over a 5 year period beginning in the later of 2005 or the executive's date of hire. The types and amounts of stock-based awards are intended, in part, to facilitate the accumulation of sufficient stock by the Company's executives to allow them to meet the stock ownership guidelines.

The Committee annually reviews each Named Executive's progress towards meeting the stock ownership guidelines. The Committee has informed the executives that it may reduce or choose not to grant future stock based compensation to any executives who fail to make reasonable progress towards meeting the stock ownership goals within the specified time period.

The Committee has determined that each of the Named Executives still employed with the Company has met his or her objective or is making satisfactory progress towards accumulating the required number of shares.

(i) Employment Agreements and Change of Control Provisions

Ms. Stewart, Mr. Archer and Mr. Celio have employment agreements with the Company all dated as of November 1, 2008. Mr. Conforti and Mr. Hague have both resigned from the Company and their employment agreements have been terminated. Mr. Kalvin does not have an employment agreement. Mr. Kalvin participates in the Company's Executive Severance and Change in Control Policy.

The employment agreements for Ms. Stewart, Mr. Archer and Mr. Celio provide for base salaries of $875,000, $550,000 and $410,000, respectively, target bonus opportunities of 75% (100% for Ms. Stewart) of base salary, car allowances, and certain other perquisites as well as benefit programs available to other employees. The employment agreements also contain confidentiality, trademark, non-solicitation and non-competition provisions. The employment agreements call for initial employment terms of three years and provide for automatic successive one-year extensions unless the Company or the executive gives notice to the contrary more than 90 days prior to the expiration of the then current term of the agreement. The Company may terminate any of the agreements, at any time, with or without cause upon written notice to the executive. The employment agreement for Ms. Stewart provides that in the event of termination by the Company without "cause" or by Ms. Stewart for "good reason" prior to a "change in control", she will be entitled to (i) a lump sum payment equal to two (2) times the sum of (A) her annual base salary, plus (B) the average of her actual bonus attributable to each of the preceding three fiscal years; (ii) continued health, disability and group term life insurance coverage for a maximum of 24 months; (iii) vest in full in any unvested time or service-based stock options, stock appreciation rights, and any other equity-based awards; (iv) vest in full in any unvested equity-based awards subject to any performance-based vesting conditions, based on actual performance during the applicable performance period through the date of her termination of employment; and (v) to exercise any stock options or stock appreciation rights until the earlier of 24 months after the date of termination or their original expiration date.

In the event of a "change in control", any unvested stock options, stock appreciation rights, and other equity-based awards held by Ms. Stewart will vest, and any stock options or stock appreciation rights will remain exercisable until the earlier of 24 months after the date of termination or their original expiration date.

In the event of termination by the Company without "cause" or by Ms. Stewart for "good reason" within twenty-four months following a "change in control", she will be entitled to (i) a lump sum payment equal to three times the sum of (A) her base salary, plus (B) the average of her actual bonus attributable to each of the preceding three fiscal years; (ii) a lump sum payment equal to her prorated bonus, based on actual performance prior to the date of termination; and (iii) continued health, disability and group term life insurance coverage for a maximum of 36 months.

The employment agreements for Messrs. Archer and Hague provide that in the event of termination by the Company without "cause" or by the executive for "good reason" prior to a "change in control", the executive will be entitled to (i) a lump sum payment equal to the sum of (A) the executive's annual base salary, plus (B) the average of the executive's actual bonus attributable to each of the preceding three fiscal years; (ii) continued health, disability and group term life insurance coverage for a maximum of 12 months; (iii) vest in any unvested time or service-based stock options, stock appreciation rights, and any other equity-based awards that would have vested during the twelve month period following the executive's termination; (iv) vest in any unvested equity-based awards subject to any performance-based vesting conditions on a pro rata basis, based on actual performance during the applicable performance period through the date of the executive's termination of employment; and (v) to exercise any stock options or stock appreciation rights until the earlier of 24 months after the date of termination or their original expiration date.

In the event of termination by the Company without "cause" or by the executive for "good reason" within twenty-four months following a "change in control", the executive will be entitled to (i) a lump sum payment equal to two times the sum of (A) the executive's base salary, plus (B) the average of the executive's actual bonus attributable to each of the preceding three fiscal years; (ii) a lump sum payment equal to the executive's prorated bonus, based on actual performance prior to the date of termination; (iii) continued health, disability and group term life insurance coverage for a maximum of 24 months; (iv) vest in full in any unvested stock options, stock appreciation rights, and any other equity-based awards; and (v) to exercise any stock options or stock appreciation rights until the earlier of 24 months after the date of termination or their original expiration date.

The employment agreements also provide that if any payment or benefit received by the executive would not be deductible by reason of Section 280G of the Internal Revenue Code of 1984, as amended (the "Code"), then the payment or benefits will be reduced until no portion of such payment or benefits is not deductible by reason of Section 280G of the Code, provided, that no such reduction will be made unless the net after-tax benefit received by the executive after such reduction would exceed the net after-tax benefit received by the executive if no such reduction was made.

Each of the Named Executives participate in the 2001 DineEquity, Inc. Stock Incentive Plan, which provides that in the event of a change of control, unless otherwise determined by the administrator at or after grant, but prior to such change of control, all options not previously exercisable and vested will become fully exercisable and vested. In addition, awards of restricted stock, deferred stock and performance shares will be deemed fully vested and all restrictions and conditions thereon will lapse.

In October 2008, the Company adopted the Executive Severance and Change in Control Policy (the "Policy"). The Policy provides for severance benefits to certain executives with the title of vice president or higher in the event of termination by the Company without "cause" prior to a "change in control" and termination by the Company without "cause" or termination by the executive for "good reason" following a "change in control." The benefits are conditioned upon the executive signing and not revoking a release of claims.

In the event of termination by the Company without "cause" prior to a "change in control", the executive will be entitled to six months' base salary and a prorated bonus if the executive has completed less than five full years of service with the Company or twelve months' base salary and a prorated bonus if the executive has completed at least five full years of service with the Company.

In the event of termination by the Company without "cause" or by the executive for "good reason" within eighteen months following a "change in control", the executive will be entitled to twenty-four months' base salary, plus the greater of the target bonus for the year in which the termination takes place or the average of the executive's actual bonus attributable to each of the preceding three fiscal years. In addition, any unvested stock options, restricted stock or other unvested equity awards or grants will fully vest.

See "Potential Payments upon Termination or Change in Control" on page 30 for additional information about severance arrangements, including projected severance payment amounts, pursuant to the employment agreements and the Executive Severance and Change in Control Policy.

(j) Retirement Plans

DineEquity, Inc. 401(k) Plan

The Company maintains the DineEquity, Inc. 401(k) plan (the "401(k) Plan") for the benefit of all qualifying employees, including the Named Executives. The 401(k) Plan is a tax-qualified retirement savings plan that permits employees to defer a portion of their income and cause it to be invested in a range of mutual funds. The IRS has set limits on the maximum amount that an employee may contribute to a 401(k) in any year. The participant contribution limit for 2008 was $15,500. In addition, consistent with IRS regulations, the 401(k) Plan allows participants who will be 50 years old or older at any time during an applicable calendar year to make "catch-up" contributions. The IRS limit on catch-up contributions for 2008 was $5,000.

The Company matches 100% of each participant's contributions to the 401(k) Plan up to an amount equal to 4% of the participant's eligible compensation (as defined under the 401(k) Plan).

Deferred Compensation Plan

Named Executives are eligible to defer their base salaries, bonuses and certain stock-based compensation to the DineEquity, Inc. Deferred Compensation Plan for Deferrals after 2004 (the "2004 Deferred Compensation Plan"), which is a non-qualified plan. Deferrals are always 100% vested. This plan provides the Named Executives with a long-term capital accumulation opportunity. The 2004 Deferred Compensation Plan provides a range of mutual funds as investment opportunities as well as

Company stock. The Deferred Compensation Plan is designed to comply with section 409A of the Code.

(k) Perquisites

The Company provides Named Executives with perquisites to attract and retain senior executives. The Committee periodically reviews the perquisites provided to the Named Executives.

Annual Physical

Each Named Executive is required to have an annual physical provided at the Company's cost. The results are confidential between the physician and the Named Executive.

Automobile Allowances

The Company pays each of the Named Executives an automobile allowance.

Airline Clubs

The Company reimburses Ms. Stewart for three airline club memberships and each of the other Named Executives for the cost of one airline club membership for their use when traveling.

Supplemental Life Insurance

The Company pays the premiums for Supplemental Life Insurance for each of the Named Executives in addition to paying for life insurance for all eligible employees. Ms. Stewart's policy provides for $1 million in supplemental life insurance and the policies for the other Named Executives provide for $500,000 in supplemental life insurance.

(l) Federal Income Tax Considerations and Accounting Matters

Deductibility of Certain Executive Compensation

Under Section 162(m) of the Code, certain income tax deductions may be limited to the extent total compensation for certain executives exceeds $1 million in any one year, except for compensation payments that qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by the Committee. In addition, the material terms of the plan must be approved by the shareholders and the Committee must confirm that the performance goals were achieved before payments can be made. Certain of the Company's compensation programs have been designed to conform with Section 162(m) of the Code and related regulations. It is the intent of the Company and the Committee to qualify, to the maximum extent possible, its executives' compensation for deductibility under applicable tax laws, while recognizing that there may be situations in which compensation for certain executives in excess of the 162(m) limit may be warranted.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THIS REPORT IS SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Frank Edelstein
Caroline W. Nahas
Patrick W. Rose

Executive Compensation

Summary of Compensation.    The following Summary Compensation Table and accompanying notes set forth information concerning compensation earned in the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, by the Company's Chief Executive Officer, the two executives who served as Chief Financial Officer and its next three most highly compensated executive officers (the "Named Executives"). The information under "Compensation of Directors," "Director Compensation" and "Compensation Discussion and Analysis" is incorporated herein by reference.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Options Awards ($)(2)		Non-equity incentive plan compensation ($)(3)		All Other Compensation ($)		Total ($)
Julia A. Stewart	2008	885,090	—		2,155,287		1,031,793		312,106	(4)	39,519	(10)	4,423,795
Chairman and Chief Executive	2007	650,000	—		1,783,051		216,788		1,539,066	(4)	146,490		4,335,395
Officer	2006	630,625	—		1,035,833		363,184		1,267,023	(4)	155,547		3,452,212
Thomas G. Conforti(16)	2008	349,404	—		613,305	(17)	302,471	(17)	—		789,811	(11)	2,054,991
Chief Financial Officer	2007	377,918	—		393,782		86,205		462,566	(5)	50,569		1,371,040
	2006	368,127	—		195,145		129,189		434,014	(5)	53,390		1,179,865
Michael Archer	2008	332,115	300,000	(18)	564,066		—		120,313	(6)	256,301	(12)	1,572,795
President, Applebee's Business	2007	—	—		—		—		—		—		—
Unit	2006	—	—		—		—		—		—		—
Richard C. Celio	2008	407,500	—		498,690		295,781		104,203	(7)	33,743	(13)	1,339,917
Chief Restaurant Support Officer	2007	315,000	—		396,909		45,908		361,634	(7)	30,537		1,149,988
	2006	297,950	—		175,493		95,869		308,346	(7)	31,320		908,978
Desmond G. Hague	2008	203,077	250,000	(18)	168,402		209,240		84,375	(8)	25,484	(14)	940,578
President, IHOP Business	2007	—	—		—		—		—		—
Unit	2006	—	—		—		—		—		—
Greggory Kalvin(16)	2008	215,625	35,000	(19)	188,867		59,425		26,100	(9)	27,625	(15)	552,642
Acting Chief Financial Officer	2007	—	—		—		—		—		—
and Vice President, Controller	2006	—	—		—		—		—		—

(1)
The amounts in the "Stock Awards" column include the compensation cost for 2008, 2007 and 2006 related to stock awards granted in 2008, 2007 and 2006 and in prior years, computed in accordance with Statement of Financial Accounting Standard No. 123 (Revised 2004), "Share-Based Payment" ("FAS 123(R)"). See Notes 18 and 14 to Consolidated Financial Statements in the Company's Annual Reports on Form 10-K for the years ended December 31, 2008 and December 31, 2007, respectively, regarding assumptions underlying valuation of equity awards.

(2)
The amounts in the "Option Awards" column include the compensation cost for 2008, 2007 and 2006 related to option awards granted in 2008 and in prior years, computed in accordance with FAS 123(R). See Notes 18 and 14 to Consolidated Financial Statements in the Company's Annual Reports on Form 10-K for the years ended December 31, 2008 and December 31, 2007, respectively, regarding assumptions underlying valuation of option awards.

(3)
The amounts in the "Non-equity incentive plan compensation" column represent the Named Executive's bonus payouts pursuant to the Incentive Plan, the cash payment pursuant to the LTIP, as well as the earnings thereon. These payout amounts were based on the Company's attainment of certain pre-determined performance targets. For information on the amounts earned for 2008, see "Compensation Discussion and Analysis" beginning on page 15.

(4)
For 2008, includes (i) a payout under the Incentive Plan in the amount of $250,000 and (ii) payout of the cash portion of Cycle 3 of the LTIP in the amount of $62,106. For 2007, includes (i) a payout under the Incentive Plan in the amount of $1,179,375 and (ii) payout of the cash portion of Cycle 2 of the LTIP in the amount of $359,691. For 2006, includes (i) a payout under the Incentive Plan in the amount of $714,375 and (ii) payout of the cash portion of Cycle 1 of the LTIP in the amount of $552,648.

(5)
For 2007, includes (i) a payout under the Incentive Plan in the amount of $ 352,657 and (ii) payout of the cash portion of Cycle 3 of the LTIP in the amount of $119,909. For 2006, includes (i) a payout under the Incentive Plan in the amount of $249,752 and (ii) payout of the cash portion of Cycle 1 of the LTIP in the amount of $184,262.

(6)
This represents a payout under the Incentive Plan.

(7)
For 2008, includes (i) a payout under the Incentive Plan in the amount of $87,638 and (ii) payout of the cash portion of Cycle 3 of the LTIP in the amount of $16,565. For 2007, includes (i) a payout under the Incentive Plan in the amount of $265,740 and (ii) payout of the cash portion of Cycle 2 of the LTIP in the amount of $95,894. For 2006, includes (i) a payout under the Incentive Plan in the amount of $160,920 and (ii) payout of the cash portion of Cycle 1 of the LTIP in the amount of $184,262.

(8)
This represents a payout under the Incentive Plan.

(9)
This represents a payout under the Incentive Plan.

(10)
Includes (i) amounts contributed to the DineEquity, Inc. 401(k) Plan in 2008 for the benefit of Ms. Stewart totaling $13,800; (ii) the value of premiums for life and disability insurance totaling $8,450; and (iii) perquisites consisting of an automobile allowance and other auto related expense reimbursements, airline club membership dues totaling, and the cost of an annual physical exam.

(11)
Includes (i) amounts contributed to the DineEquity, Inc. 401(k) Plan in 2008 for the benefit of Mr. Conforti totaling $13,800; (ii) a separation payment in the amount of $734,600; (iii) the value of premiums for life and disability insurance totaling $4,341; and (iv) perquisites consisting of an automobile allowance and other auto related expense reimbursements, airline club membership dues, and supplemental medical insurance premiums.

(12)
Includes (i) reimbursement of relocation expenses totaling $243,874; (ii) the value of premiums for life and disability insurance totaling $5,386; and (iii) perquisites consisting of an automobile allowance and other auto related expense reimbursements, airline club membership dues totaling, and the cost of an annual physical exam.

(13)
Includes (i) amounts contributed to the DineEquity, Inc. 401(k) Plan in 2008 for the benefit of Ms. Celio totaling $13,800; (ii) the value of premiums for life and disability insurance totaling $5,248; and (iii) perquisites consisting of an automobile allowance and other auto related expense reimbursements, airline club membership dues totaling, and the cost of an annual physical exam.

(14)
Includes (i) reimbursement of relocation expenses totaling $7,402; (ii) the value of premiums for life and disability insurance totaling $8,381; and (iii) perquisites consisting of an automobile allowance and other auto related expense reimbursements, airline club membership dues totaling, and the cost of an annual physical exam.

(15)
Includes (i) amounts contributed to the DineEquity, Inc. 401(k) Plan in 2008 for the benefit of Mr. Kalvin totaling $13,800 and (ii) perquisites consisting of an automobile allowance and other auto related expense reimbursements, airline club membership dues totaling, and the cost of an annual physical exam.

(16)
Mr. Conforti resigned on September 8, 2008. At that time, Mr. Kalvin assumed the position of Acting Chief Financial Officer and served in that capacity until John F. Tierney was elected Chief Financial Officer on February 26, 2009. Mr. Kalvin is currently Vice President, Corporate Controller.

(17)
Upon his resignation, Mr. Conforti forfeited stock options covering a total of 85,000 shares, 10,300 shares of restricted stock, 2,604 performance shares relating to Cycle 4 of the LTIP and $27,355 reflecting the cash payout portion of Cycle 4 of the LTIP.

(18)
This represents a sign-on bonus.

(19)
Mr. Kalvin was paid a stipend of $50,000 in February 2009 in recognition of his additional duties as Acting Chief Financial Officer, of which $35,000 was accrued in 2008.

Stock Options and Stock Appreciation Rights

Grants of Plan Based Awards.    The following table provides information with respect to the Named Executives concerning the plan-based awards granted by the Compensation Committee to the Named Executives for 2008: Executive Incentive Plan awards ("EIP"), Restricted Stock awards ("RSA"), and Non-qualified Stock Option awards ("NQO").

For additional information on the performance objectives and determination of threshold, target and maximum payouts for these awards, see "Compensation Discussion and Analysis" beginning on page 15. For the actual amounts earned under the EIP awards, see the Summary Compensation Table on page 24.

					All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)
		Estimated future payouts under non-equity incentive plan awards					Exercise or base price of option awards ($/Sh)
								Grant date fair value of stock and option awards
Name/Type of Award	Grant date	Threshold ($)(1)	Target ($)	Maximum ($)(2)
Julia A. Stewart
EIP	February 26, 2008	0	850,000	—
RSA	February 26, 2008				18,000			720,000
NQO	February 26, 2008					168,000	40.00	3,575,762
Thomas G. Conforti
EIP	February 26, 2008	0	318,750	—
RSA	February 26, 2008				4,000			160,000
NQO	February 26, 2008					35,000	40.00	744,951
NQO	April 2, 2008					15,000	46.92	328,919
Michael J. Archer
EIP	May 27, 2008	0	240,625	—
RSA	May 27, 2008				60,000			2,872,800
Richard C. Celio
EIP	February 26, 2008	0	307,500	—
RSA	February 26, 2008				4,000			160,000
NQO	February 26, 2008					35,000	40.00	744,951
NQO	April 2, 2008					15,000	46.92	328,919
Desmond G. Hague
EIP	July 21, 2008	0	140,625	—
RSA	July 21, 2008				30,000			691,500
NQO	July 21, 2008					125,000	23.05	1,431,988
Greggory Kalvin
EIP	February 26, 2008	0	87,000	—
RSA	February 26, 2008				5000			200,000
NQO	February 26, 2008					10,000	40.00	352843

(1)
The 2008 Executive Incentive Plan does not provide for a minimum or threshold bonus.

(2)
The 2008 Executive Incentive Plan does not provide for a limit on the maximum payout.

Outstanding Equity Awards at Fiscal Year-End.    The following table provides summary information regarding the outstanding equity awards for the Named Executives at December 31, 2008.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option Exercise Price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units that have not vested ($)(15)	Equity incentive plan awards; Number of unearned shares or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(14)
Julia A. Stewart	40,000	—		36.10	2/24/2014	13,000	(4)	150,280
	50,000	—		48.09	3/1/2015	50,000	(5)	578,000	15,000	(13)	173,400
		168,000	(1)	40.00	2/26/2018	10,000	(6)	115,600
						13,500	(7)	156,060
						18,000	(8)	208,080
Thomas G. Conforti	—	—		—	—	—		—	—		—
Michael J. Archer	—	—		—	—	60,000	(9)	693,600	—		—
Richard C. Celio	3,333	—		48.09	3/1/2015	4,400	(4)	50,864
		35,000	(1)	40.00	2/26/2018	5,000	(6)	57,800	4,000	(13)	46,240
		15,000	(2)	46.92	4/2/2008	3,750	(7)	43,350
						4,000	(8)	46,240
Desmond G. Hague	—	125,000	(3)	23.05	7/21/2018	10,000	(10)	115,600	—		—
						20,000	(11)	231,200
Greggory Kalvin	—	10,000	(1)	40.00	2/26/2018	5,000	(12)	57,800	2,000	(13)	23,120
						3,000	(8)	34,680
						2,000	(8)	23,120

(1)
These unexercisable options became exercisable as to one-third of the shares on February 26, 2009, and will become exercisable as to an additional one-third of the shares on February 26, 2010 and as to the remaining shares on February 26, 2011.

(2)
These unexercisable options became exercisable as to one-third of the shares on April 2, 2009, and will become exercisable as to an additional one-third of the shares on April 2, 2010 and as to the remaining shares on April 2, 2011.

(3)
These unexercisable options were scheduled to become exercisable as to one-third of the shares on July 21, 2009, and will become exercisable as to an additional one-third of the shares on July 21, 2010 and as to the remaining shares on July 21, 2011. Upon Mr. Hague's resignation from the Company these unexercisable options were cancelled.

(4)
These restricted shares vested in full on March 1, 2009.

(5)
These restricted shares vested as to 16,666 shares on March 1, 2009, and will vest as to 16,667 shares on March 1, 2010 and 16,667 shares on March 1, 2011.

(6)
These restricted shares vest in full on February 20, 2010.

(7)
These restricted shares vest in full on November 29, 2009.

(8)
These restricted shares vest in full on February 26, 2011.

(9)
These restricted shares vest in full on May 27, 2010.

(10)
These restricted shares were scheduled to vest on July 21, 2010. Upon Mr. Hague's resignation from the Company these restricted shares were cancelled.

(11)
These restricted shares were scheduled to vest on July 21, 2012. Upon Mr. Hague's resignation from the Company these restricted shares were cancelled.

(12)
These restricted shares vest in full on June 21, 2010.

(13)
Reflects the targeted share amount for Cycle 4 award of LTIP Performance Shares. Payouts are earned for achieving specified levels of aggregate net cash flow from operations, over a three year period beginning January 1, 2007 and ending December 31, 2009 (the "Performance Period"). In order to reach the minimum threshold for payouts, the Company's cumulative aggregate net cash flow from operations for the Performance Period must be equal to or greater than $162,500,000. In order to reach the maximum payout, the Company's cumulative aggregate net cash flow from operations for the three year period must be equal to or greater than $212,500,000.

After the Performance Period, one-half of the earned units will be paid in cash. The cash value for each such unit will be equal to the average closing price of one share of the Company's common stock on the last day of the Performance Period. The balance of the earned units will be paid in an equivalent number of shares of the Company's common stock. In addition, any dividends declared on the Company's Common Stock during the Performance Period shall be deemed to have been reinvested in additional shares of the Company's Common Stock as of the date of the dividend payment and such shares will be paid to the participants after the Performance Period. Market value is determined by multiplying the targeted share amount by $11.56 per share (the closing price of the Company's stock on the New York Stock Exchange on December 31, 2008).

(14)
The amounts shown represent the product of the number of shares or units shown in the column immediately to the left and the closing price on December 31, 2008 of Company common stock on New York Stock Exchange, which was $11.56.

Option Exercises and Stock Vested.    The following table provides information on stock option exercises and vesting of stock awards by the Named Executives during fiscal year 2008.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Julia A. Stewart	—	—	6,750	321,907
			6,750	85,927

			13,500	407,834
Thomas G. Conforti	—	—	2,125	101,341
			2,125	42,500
			4,250	85,000

			8,500	228,841
Michael J. Archer	—	—	—	—
Richard C. Celio	—	—	1,875	89,419
			1,875	23,869

			3,750	113,288
Desmond G. Hague	—	—	—	—
Greggory Kalvin	—	—	—	—

(1)
Represents the lapsing of restrictions on and release of Restricted Stock to the Named Executive.

(2)
Represents the product of the number of shares vested and the closing price of the common stock on the New York Stock Exchange on the release date.

Non-qualified Deferred Compensation.    Pursuant to the 2004 Deferred Compensation Plan (the "DCP"), certain highly compensated employees and members of the Board of Directors can elect to defer up to 90% of their salary and up to 100% of annual bonus, commissions, long-term incentive plan distributions and director fees instead of receiving these amounts as payments taxable in the year of receipt. The Company does not make contributions to the DCP.

Under the DCP, participants may designate select investment options approved by the Committee administering the DCP in which the deferred compensation payments are deemed to be invested. With the exception of the Company's stock, these investment options are not publicly traded and are only available through variable insurance products. Participants have no ownership interest in the investment options they select, as the investment options are used principally to measure gains or losses. Investment experience is credited to the participant's accounts daily, net of all investment option related expenses. There is no guaranteed investment return on any deferred payment amounts. Participants may change investment allocation elections as often as daily.

The unfunded, non-qualified plan structure of the DCP is required in order to preserve the beneficial tax deferral treatment for the participants. Amounts in a participant's deferral account represent unsecured claims against the Company's assets.

Deferred amounts together with any credited investment returns are paid out to participants in accordance with their advance written election either in a lump sum or in installments commencing at a specified date during the participant's employment or upon termination of employment.

The following table provides information regarding aggregate contributions made by each of the Named Executives participating in the DCP during the last fiscal year, aggregate interest or other earnings accrued during the last fiscal year, the aggregate dollar amount of withdrawals and the aggregate account balance at year end.

Name	Executive Contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
Julia A. Stewart	—	—	(80,744)	—	134,283
Thomas G. Conforti	—	—	—	—	—
Michael J. Archer	—	—	—	—	—
Richard C. Celio	—	—	—	—	—
Desmond G. Hague	—	—	—	—	—
Greggory Kalvin	—	—	—	—	—

Potential Payments upon Termination or Change in Control

The information below describes and estimates certain compensation that would become payable under existing plans and arrangements if the Named Officer's employment had terminated or if a change in control had occurred on December 31, 2008, based on the Company's closing stock price on December 31, 2008. These benefits are in addition to benefits available generally to salaried employees.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts included the timing during the year of any such event and the Company's stock price. There can be no assurance that a termination or change in control would produce the same or similar results as those described if occurring on another date or another price, or if any assumption used to prepare this information is not correct in fact. Please see "Employment Agreements and Change in Control Provisions" of the Compensation Discussion and Analysis section of this Proxy Statement for a summary of the potential payments.

The following table presents payments upon not for cause termination or termination for good reason prior to a change in control.

Payments	Stewart(1)	Archer(2)	Celio(2)	Hague(2)	Kalvin(3)
Cash Severance	$3,561,500	$550,000	$615,021	$450,000	$108,750
Pro-rata Bonus Payment	$0	$0	$0	$0	$26,100
Unvested Restricted Stock	$1,208,020	$0	$94,214	$115,600	$0
LTIP Payment	$177,706	$0	$47,392	$0	$0
Outplacement	$0	$0	$0	$0	$5,000
Welfare Benefit Values	$46,031	$12,715	$13,956	$21,605	$0

Aggregate Payments	$4,993,259	$562,715	$770,583	$587,205	$139,850

(1)
Payments upon not for cause termination, good reason by Executive, death, or voluntary termination by Executive.

(2)
Payments upon not for cause termination, or good reason by Executive.

(3)
Payments upon not for cause termination or death.

The following table presents payments upon not for cause termination or termination for good reason following a change in control.

Payments	Stewart	Archer	Celio	Hague	Kalvin
Cash Severance	$5,342,250	$1,100,000	$1,230,042	$900,000	$609,000
Pro-rata Bonus Payment	$250,000	$120,313	$87,638	$84,375	$0
Unvested Restricted Stock	$1,208,020	$693,600	$152,014	$346,800	$115,600
LTIP Payment	$346,800	$0	$92,480	$0	$23,120
Outplacement	$0	$0	$0	$0	$5,000
Welfare Benefit Values	$69,047	$25,429	$27,912	$43,209	$0

Aggregate Payments	$7,216,117	$1,939,342	$1,590,086	$1,374,384	$752,720

The following table presents payments upon a change in control only, no termination.

Payments	Stewart	Archer	Celio	Hague	Kalvin
Unvested Restricted Stock	$1,208,020	693,600	$152,014	$346.800	$115.600
LTIP Payment	$346,800	$0	$92,480	$0	$23,120

Aggregate Payments	$1,554,820	$693,600	$244,494	$346,800	$138,720

In connection with Mr. Conforti's resignation, the Company entered into a Separation Agreement and General Release of All Claims, dated September 5, 2008 (the "Separation Agreement"), with Mr. Conforti. Pursuant to the Separation Agreement, the Company paid to Mr. Conforti a lump sum payment of $734,600 representing 12 months of his base salary, his average annual bonus (based on the last three fiscal years) and 12 months of his car allowance. The Company also agreed to release restrictions on 6,375 shares of restricted stock as of September 12, 2008 which had an aggregate value of $111,754. Finally, effective as of December 31, 2008, the Company agreed to issue Mr. Conforti the target amount of 5,000 shares of his Cycle 3 LTIP grant regardless of whether the performance conditions were met, which had an aggregate value of $57,800. In addition, the Company has agreed to bear the cost of certain medical, dental and other benefits for one year, to provide outplacement services and to reimburse Mr. Conforti for legal fees relating to the negotiation of the Separation Agreement.

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors in 2008.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)(2)	Options Awards ($)(1)(2)	Total
H. Frederick Christie	60,000	82,536	1,673	144,208
Richard J Dahl	75,000	82,536	1,673	159,208
Frank Edelstien	67,500	82,536	1,673	151,708
Michael S Gordon	65,000	82,536	1,673	149,208
Larry Alan Kay	85,000	82,536	1,673	169,208
Caroline W Nahas	57,500	82,536	1,673	141,708
Gilbert Terry Ray	55,000	86,616	1,673	143,289
Patrick W Rose	62,500	82,536	1,673	146,708

    (1)
    These amounts reflect the dollar amounts recognized by the Company for financial statement reporting purposes with respect to the fiscal year in accordance with Statement of Financial Accounting Standards No. 123R.

The following table sets forth the numbers of shares and grant date fair values for the restricted stock awards (RSA) and non-qualified option awards (NQO) reflected in the Director Compensation table above as well as the numbers of stock and option awards outstanding at December 31, 2008. See Note 18 to Consolidated Financial Statements in the Company's Annual Reports on Form 10-K regarding assumptions underlying valuation of equity awards.

Name/Type of Award	Grant date	Number of Shares (#)	Grant date fair value ($)	Stock awards outstanding at December 31, 2008 (#)	Option awards outstanding at December 31, 2008 (#)
H. Frederick Christie
RSA	March 1, 2005	2,500	120,225	0
NQO	March 1, 2005	2,500	29,566	0	2,500
RSA	March 1, 2006	1,200	61,440	1,200
RSA	February 20, 2007	1,500	82,530	1,500
RSA	February 26, 2008	2,500	100,000	2,500

Total				5,200	2,500

Name/Type of Award	Grant date	Number of Shares (#)	Grant date fair value ($)	Stock awards outstanding at December 31, 2008 (#)	Option awards outstanding at December 31, 2008 (#)
Richard J Dahl
RSA	March 1, 2005	2,500	120,225	0
NQO	March 1, 2005	2,500	29,575	0	2,500
RSA	March 1, 2006	1,200	61,440	1,200
RSA	February 20, 2007	1,500	82,530	1,500
RSA	February 26, 2008	2,500	100,000	2,500

Total				5,200	2,500
Frank Edelstein
RSA	March 1, 2005	2,500	120,225	0
NQO	March 1, 2005	2,500	29,575	0	2,500
RSA	March 1, 2006	1,200	61,440	1,200
RSA	February 20, 2007	1,500	82,530	1,500
RSA	February 26, 2008	2,500	100,000	2,500

Total				5,200	2,500
Michael S Gordon
RSA	March 1, 2005	2,500	120,225	0
NQO	March 1, 2005	2,500	29,575	0	2,500
RSA	March 1, 2006	1,200	61,440	1,200
RSA	February 20, 2007	1,500	82,530	1,500
RSA	February 26, 2008	2,500	100,000	2,500

Total				5,200	2,500
Larry Alan Kay
RSA	March 1, 2005	2,500	120,225	0
NQO	March 1, 2005	2,500	29,575	0	2,500
RSA	March 1, 2006	1,200	61,440	1,200
RSA	February 20, 2007	1,500	82,530	1,500
RSA	February 26, 2008	2,500	100,000	2,500

Total				5,200	2,500
Caroline W Nahas
RSA	March 1, 2005	2,500	120,225	0
NQO	March 1, 2005	2,500	29,575	0	2,500
RSA	March 1, 2006	1,200	61,440	1,200
RSA	February 20, 2007	1,500	82,530	1,500
RSA	February 26, 2008	2,500	100,000	2,500

Total				5,200	2,500
Gilbert Terry Ray
RSA	March 1, 2005	4,000	192,360	0
NQO	March 1, 2005	2,500	29,575	0	2,000
RSA	March 1, 2006	1,200	61,440	1,200
RSA	February 20, 2007	1,500	82,530	1,500
RSA	February 26, 2008	2,500	100,000	2,500

Total				5,200	2,000

Name/Type of Award	Grant date	Number of Shares (#)	Grant date fair value ($)	Stock awards outstanding at December 31, 2008 (#)	Option awards outstanding at December 31, 2008 (#)
Patrick W Rose
RSA	March 1, 2005	2,500	120,225	0
NQO	March 1, 2005	2,500	29,575	0	2,500
RSA	March 1, 2006	1,200	61,440	1,200
RSA	February 20, 2007	1,500	82,530	1,500
RSA	February 26, 2008	2,500	100,000	2,500

Total				5,200	2,500

Securities Authorized for Issuance under Equity Compensation Plans

The Company has two equity compensation plans pursuant to which options or rights may be granted: the DineEquity, Inc. 2001 Stock Incentive Plan and the DineEquity, Inc. 2005 Stock Incentive Plan for Non-Employee Directors. Each of the plans was approved by the Company's shareholders. The following table sets forth certain information regarding these plans as of December 31, 2008.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity Compensation Plans approved by security holders	933,939	$36.37	2,110,199
Equity Compensation Plans not approved by security holders	—	—	—

Total	933,939	$36.37	2,110,199

Compensation Committee Interlocks—Insider Participation

As of December 31, 2008, the members of the Compensation Committee of the Board of Directors were Frank Edelstein (Chairman), Caroline W. Nahas and Patrick W. Rose. None of the Company's executive officers or directors served on the board of directors of any entities whose directors or officers served on the Compensation Committee of the Board of Directors. No current or past executive officers of the Company serve on the Compensation Committee.

Report of the Audit Committee

The Audit and Finance Committee (for purposes of this report, the "Committee") is comprised of three non-employee directors, Richard J. Dahl (Chairman), Michael S. Gordon, and Larry Alan Kay. The Committee operates under a written charter.

Reflecting the fact that the Committee had been serving for some time as the ad hoc Finance Committee of the Board of Directors, on February 23, 2009 the name of the Committee was changed to the Audit and Finance Committee. In its new role the Committee assumed certain responsibilities including reviewing and providing guidance to the Board and management about dividend policy; sales, issuance or repurchases of Company Stock; policies and guidelines on investment of cash; policies and guidelines on short and long-term financing; debt/equity ratios, fixed charge ratios, working capital, other debt covenant ratios; and other transactions or financial issues that management desires to have reviewed by the Committee from time to time. At that time, the Committee adopted and the Board ratified the adoption of an amended Committee Charter reflecting the addition of finance committee responsibilities. A copy of the amended charter can be found in the Corporate Governance section of the Company's website, http://www.dineequity.com, and is available in print to shareholders upon written request to Corporate Secretary, DineEquity, Inc., 450 N. Brand Boulevard, Glendale, CA 91203.

The Board of Directors has determined that:

  •
  each Committee member is "independent" under the corporate governance listing standards of the NYSE and is "financially literate," as defined by the NYSE;

  •
  the Committee satisfies the "financial management expertise" standard, as required by the NYSE; and

  •
  Mr. Dahl is an "audit committee financial expert," as defined by the SEC.

Management has the primary responsibility for the preparation of financial statements and the financial reporting process, including the system of internal controls over financial reporting. The Company's independent registered public accounting firm for 2008, Ernst & Young LLP ("EY"), was responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Committee is responsible for assisting the Board in monitoring:

  •
  the integrity of the Company's financial statements;

  •
  the Company's compliance with legal and regulatory requirements;

  •
  the Company's independent auditors' qualifications and independence; and

  •
  the performance of the Company's independent auditors and the Company's internal audit function.

It is the Committee's policy to review and approve in advance all proposed audit and non-audit services to be provided by the independent accountants.

During 2008, the Committee met 11 times and held separate discussions with management, the Company's internal auditors and EY. The Committee reviewed and discussed the Company's interim financial information contained in each quarterly earnings announcement with the Company's Chief Financial Officer, General Counsel, Controller and EY prior to public release. The Committee reviewed the Company's quarterly financial statements with management and EY.

Management has represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with management and EY the Company's 2008 annual consolidated financial statements. The Committee has also discussed the following with EY:

  •
  the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of the Company's annual consolidated financial statements;

  •
  the critical accounting policies and practices used in the preparation of the Company's annual consolidated financial statements, alternative treatments of financial information within generally accepted accounting principles that EY discussed with management, the ramifications of using such alternative treatments, and the treatment preferred by EY; and

  •
  other written communications between EY and management.

In addition, the Committee has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY's communications concerning independence, and has discussed with EY the firm's independence from the Company and management, including all relationships between EY and the Company.

The Committee has considered whether the provision of non-audit services by EY in 2008 is compatible with maintaining the auditors' independence and determined that the provision of non-audit services by EY is not incompatible with maintaining the auditors' independence. The Committee discussed with the Company's internal auditors, EY and management the overall scope and plans for their respective audits. The Committee met with the internal auditors and EY, with and without management present, to discuss the results of their respective audits, the evaluations of the Company's internal controls over financial reporting, and the overall quality of the Company's financial reporting. The Committee discussed with management, EY, and the internal auditors a range of matters relating to the Applebee's Acquisition including Applebee's internal controls, financial reporting activities, and internal audit functions, as well as the accounting for the acquisition itself. The Committee also discussed with EY whether there were any audit problems or difficulties, and management's response. In addition, the Committee monitored the Company's compliance activities relating to the Sarbanes Act.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

The Committee also has recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008.

THIS REPORT IS SUBMITTED BY THE AUDIT AND FINANCE COMMITTEE
OF THE BOARD OF DIRECTORS

Richard J. Dahl
Michael S. Gordon
Larry Alan Kay

Independent Auditor Fees

The following table sets forth information concerning the fees billed to the Company by Ernst & Young LLP for the fiscal years ended December 31, 2007 and 2008.

Independent Auditor Fees
For Fiscal Years Ended December 31, 2007 and December 31, 2008

Type of Fee	2007	2008
Audit Fees	$2,036,000	$1,820,000
Audit-Related Fees	$648,500	$80,000
Tax Fees	$1,427,000	$440,000
All Other Fees	—	—

Total Fees	$4,111,500	$2,340,000

Audit Fees comprise fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company's annual financial statements (including services incurred in rendering an opinion under Section 404 of the Sarbanes Act of 2002) and review of quarterly financial statements. Audit fees also include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, attest services, consents, and review of documents filed with the SEC.

Audit-Related Fees comprise fees for services that are reasonably related to the performance of the audit or review of the Company's financial statements, including the support of business acquisition and divestiture activities, independent assessment of controls related to outsourcing services, and review of retirement and other benefit-related programs.

Tax Fees comprise fees for tax compliance, tax planning, and tax advice, including the provision of such services in connection with business acquisition and divestiture activities.

All Other Fees consists of fees relating to audit and other non-tax services associated with the Company's refinancing of certain debt.

Consistent with its policy, the Audit and Finance Committee reviewed and approved in advance the independent auditor's annual engagement letter, including the proposed fees contained therein, as well as all audit and permitted non-audit engagements and relationships between the Company and its independent auditors, and approved in advance all of the fees related thereto.

Proposal 2. Ratification of Selection of Independent Public Accountants

Ernst & Young LLP served as the Company's independent public accountants for the year ended December 31, 2008 and the Audit and Finance Committee has unanimously selected Ernst & Young LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Unless otherwise indicated thereon, the persons named in the Proxy will vote all proxies in favor of ratifying the selection of Ernst & Young LLP as the Company's independent public accountants. If shareholders do not ratify the appointment of Ernst & Young LLP, the selection of independent public accountants will be reconsidered by the Audit and Finance Committee.

THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

Proposals of Shareholders

No proposals of shareholders were received by the Company for presentation at the 2009 Annual Meeting. The Board of Directors will make provision for presentation of proposals of shareholders at the 2010 Annual Meeting provided such proposals are submitted by eligible shareholders who have complied with the Bylaws of the Company and the relevant regulations of the Securities and Exchange Commission. In order for any such proposals to be included in the proxy materials for consideration at the 2010 Annual Meeting, the proposal should be mailed to Corporate Secretary, DineEquity, Inc., 450 N. Brand Boulevard, Glendale, California 91203, and must be received no later than December 15, 2009. Shareholders who intend to present a proposal at the 2010 Annual Meeting without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no earlier than February 11, 2010 and no later than March 13, 2010. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Other Business

The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of Proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

By Order of the Board of Directors,

Mark D. Weisberger
Secretary

X Please mark your votes as indicated in this example FOR ALL WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN  FOLD AND DETACH HERE  WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. OR 1. ELECTION OF DIRECTORS INTERNET http://www.proxyvoting.com/din Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. DineEquity, Inc. Nominees: (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions _________________________________________________________ Mark Here for Address Change or Comments SEE REVERSE 01 H. Frederick Christie 02 Richard J. Dahl 03 Patrick W. Rose 46677 Will Attend Meeting YES 3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof. 2. PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENTACCOUNTANTS OF THE COMPANY.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 DineEquity, Inc. 450 North Brand Boulevard • Glendale, California 91203 This Proxy/Voting Instruction is Solicited on Behalf of the Board of Directors. The undersigned hereby appoints Michael S. Gordon, Larry Alan Kay and Julia A. Stewart as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of DineEquity, Inc. held of record by the undersigned at the close of business on April 1, 2009, at the Annual Meeting of Shareholders to be held on May 12, 2009, or any adjournment thereof. This Proxy/Voting Instruction when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the nominees listed on the reverse and FOR Proposal 2. If you are a participant in the DineEquity, Inc. 401(k) Plan (the “Plan”) and some or all of your account under the Plan is invested in shares of DineEquity, Inc. stock, this card also serves to direct Fidelity Management Trust Company as trustee of the Plan with respect to such shares. If you do not sign and return this card so that it is received by May 12, 2009, the shares credited to your account under the Plan will not be voted.  FOLD AND DETACH HERE  Address Change/Comments (Mark the corresponding box on the reverse side) Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. 46677 (Continued and to be marked, dated and signed, on the other side)